Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Third Amendment") is dated as of this 13th day of November, 2018, by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation (the "Borrower") and PNC BANK, NATIONAL ASSOCIATION, (the "Lender").
W I T N E S S E T H:
WHEREAS, the Borrower and the Lender entered into that certain CREDIT AGREEMENT, dated November 7, 2016, as amended by that certain: (i) First Amendment to Credit Agreement, dated as of December 13, 2016, and (ii) Second Amendment to Credit Agreement, dated as of January 22, 2018, by and between the Borrower and the Lender (as may be further amended, modified, supplemented, extended, renewed or restated from time to time, the "Credit Agreement"); and
WHEREAS, the Borrower desires to amend certain provisions of the Credit Agreement, and the Lender agrees to permit such amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	All capitalized terms used, but not defined herein, shall have the same meanings given to such term in the Credit Agreement.

2.	Section 1.1 [Certain Definitions] of the Credit Agreement is hereby amended by deleting the following definition and in its stead inserting the following:
"Net Worth" shall mean, on any date of determination, all amounts which would be included under total shareholders’ equity excluding any accumulated other comprehensive income (gain or loss) relating to pension and other postretirement plans on a balance sheet of Borrower and its Subsidiaries, determined in accordance with GAAP as at such date.

3.	Section 7.1.10 [Collateral Value] of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
7.1.10    Collateral Value. The Borrower shall maintain (a) at all times during the Draw Period, Collateral Value of not less than one hundred five percent (105%) of the Commitment, and (b) at all times after the expiration of the Draw Period, Collateral Value of not less than one hundred eight percent (108%) of the outstanding principal amount of the Term Loan; provided that, (1) if at any time during the Draw Period (A) the Debt Service Coverage Ratio of the Borrower and its Subsidiaries is less than 1.00 to 1.00 and (B) the

Cash Ratio of the Borrower and its Subsidiaries is less than 2.50 to 1.00 (each such event referred to herein as a "Collateral Value Increase Event"), then the Borrower shall be required to maintain Collateral Value of not less than one hundred fifteen percent (115%) of the Commitment, and (2) if a Collateral Value Increase Event occurs after the expiration of the Draw Period, then the Borrower shall be required to maintain Collateral Value of not less than one hundred fifteen percent (115%) of the outstanding principal amount of the Term Loan; provided further that, if at any time the Collateral Value is less than the amount required above (the amount of such shortage, the "Collateral Shortfall"), an Event of Default shall occur unless within three (3) Business Days of the date the Collateral Shortfall occurred no Collateral Shortfall exists as a result of (i) a change in the Collateral Value due to market fluctuations, and/or (ii) a deposit of additional securities comprising Eligible Collateral into the Collateral Account.

4.	Section 7.1.11 [Eligible Collateral Requirements] of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
7.1.11    Eligible Collateral Requirements. The Borrower shall cause the Eligible Collateral to consist of investment property or other assets having an applicable rating at all times equal to or greater than Baa2 or BBB. For purposes of this Section 7.1.11, the rating of any specific investment property or other assets will be determined as follows: (i) such rating shall be based upon the higher of (a) the rating of such underlying investment property or other asset provided by Moody's and Standard & Poor's or (b) the credit enhanced rating of such investment property or other asset provided by Moody's and Standard & Poor's; (ii) if a difference exists in the ratings of Moody's and Standard & Poor's and the difference is only one level, such rating shall be based upon the higher of Moody's and Standard & Poor's (for example, if Moody's rating is Aa3 and Standard & Poor's rating is AA, Standard & Poor's rating would apply); and (iii) if a difference exists in the ratings of Moody's & Standard & Poor's and the difference is two or more levels then the rating will be based upon the lower of Moody's and Standard & Poor's (for example, if Moody's rating is A2 and Standard & Poor's rating is AA-, Moody's rating would apply). Notwithstanding anything to the contrary contained herein, at no time shall the underlying investment property or other assets comprising the Eligible Collateral unenhanced Moody's or Standard & Poor's rating of less than Baa2 or BBB.

5.
Section 7.2.1 [Indebtedness] of the Credit Agreement is hereby amended by (a) deleting the word “and” at the end of clause (vii), (b) renumbering the current clause (viii) to be clause (ix), and (c) inserting the following as a new clause (viii):

(viii)    Indebtedness in respect of capitalized leases within the limitations set forth in Section 7.2.2(xii); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000,000; and

6.
Section 7.2.2 [Liens] of the Credit Agreement is hereby amended by (a) deleting the word “and” at the end of clause (x), (b) replacing the period at the end of clause (xi) with “; and”, and (iii) inserting the following as a new clause (xii):

(xii)    Liens securing Indebtedness permitted under Section 7.2.1(viii) provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition.

7.	Section 7.2.15 [Minimum Net Worth] of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
7.2.15    Minimum Net Worth. The Borrower shall maintain at all times a minimum Net Worth in an amount not less than $600,000,000 plus an amount equal to 50% of all proceeds of any new issuance of equity excluding any issuance of restricted stock to designated employees as part of their compensation package after the Closing Date.

8.
Exhibit 7.3.3 [Quarterly Compliance Certificate] of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Exhibit 7.3.3 [Quarterly Compliance Certificate] attached hereto as Annex A.

9.	This Third Amendment shall be effective on the date hereof, subject to the satisfaction of the following conditions precedent:
(a)     the execution and delivery to the Lender of this Third Amendment by the Borrower and the Lender; and
(b)     payment of all fees and expenses owed to the Lender and the Lender's counsel in connection with this Third Amendment.

10.	The Borrower represents and warrants to the Lender that:
(a)    all representations and warranties made by it under the Loan Documents are true, correct and complete in all respects (in the case of any representation or warranty containing a materiality modification) or in all material respects (in the case of any representation or warranty not containing a materiality modification), on and as of even date herewith or, in the case of a representation or warranty stated to be made as of an earlier date, such earlier date;
(b)    the Borrower has the full power to enter into, execute, deliver and carry out this Third Amendment and all such actions have been duly authorized by all necessary proceedings on its part;

(c)    neither the execution and delivery of this Third Amendment by the Borrower nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof by it will conflict with, constitute a default under or result in any breach of the terms and conditions of its certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which it is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower;

(d)    this Third Amendment has been duly and validly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability of this Third Amendment may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and general concepts of equity; and

(e)    on and as of the date hereof, no Event of Default exists immediately prior to or after giving effect to the amendments contemplated hereby.

11.
On the day and year first written above, the Borrower hereby reaffirms (i) its grant of a security interest and lien on all of the Collateral in favor of the Lender, subject to no other Liens (other than Permitted Liens) and (ii) its Obligations under the Credit Agreement, as amended by this Third Amendment, and the other Loan Documents to which it is a party.

12.
From and after the date hereof, each reference to the Credit Agreement that is made in the Credit Agreement or any other Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby. This Third Amendment shall be considered a Loan Document.

13.	The agreements contained in this Third Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Third Amendment amends the Credit Agreement and is not a novation thereof.

14.
This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

15.
The illegality or unenforceability of any provision of this Third Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

16.
This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or relating to this Third Amendment.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, by their officers thereunto duly authorized, have executed this Third Amendment on the day and year first above written.

BORROWER:
ERIE INDEMNITY COMPANY, a Pennsylvania corporation By: /s/ Robert W. McNutt Name: Robert W. McNutt Title: Corporate Treasurer

[LENDER’S SIGNATURE PAGE TO THIRD AMENDMENT]

LENDER:
PNC BANK, NATIONAL ASSOCIATION, as the Lender By: /s/ James F. Stevenson Name: James F. Stevenson Title: Regional President